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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person

     CUMINALE                             JAMES                    W.
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   (Last)                            (First)              (Middle)

    PanAmSat Corporation
    20 Westport Road
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                                    (Street)

    Wilton                          Connecticut                        06897
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

    PanAmSat Corporation (SPOT)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Statement for Month/Year

     December, 2001
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President, General Counsel & Secretary
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7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form Filed by one Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                                 (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            3.           -----------------------------   Owned at End   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             of Month       Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           Month/Day/Year (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, par value $0.01 per
share                                                                                             11,700         D
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                                                                                                 789.149(1)      I         (1)
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
*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).


                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 2270 (7/96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Employee Stock
Option -right                                                                  Common
to buy              $38.188  1/23/01  A         80,000        (2)     1/23/11  Stock     80,000  $0       80,000     D
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
Explanation of Responses: (1) Based on interests held in a PanAmSat Stock Fund of the PanAmSat Corporation Retirement Savings Plan 401(k).
(2) These options become exercisable as to 20,000 shares on each of January 23, 2002, January 23, 2003, January 23, 2004 and January 23, 2005.



  S/ James Cuminale                                      February 8, 2002
---------------------------------------------            -----------------------
     James W. Cuminale                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.